Exhibit 99.1

PDS GAMING CORPORATION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2003

Las Vegas, Nevada (August 15, 2003) — PDS Gaming Corporation (Nasdaq: “PDSG”), a company that finances, leases and sells gaming equipment for the casino industry and operates Rocky’s Casino & Sports Bar in Reno, Nevada, today reported its operating results for the second quarter ended June 30, 2003.

For the three months ended June 30, 2003, the Company reported net income of  $182,000, or $0.05 per diluted share, compared with a net loss of $(513,000), or $(0.14) per diluted share, for the three months ended June 30, 2002.  The prior year quarter included a loss from discontinued operations of $(484,000), or $(0.13) per diluted share.  Revenues from continuing operations were $9.8 million in the second quarter of 2003 and $8.8 million in the second quarter of 2002.  Operating lease rentals increased from $3.1 million in the 2002 quarter to $6.1 million in the 2003 quarter, reflecting higher levels of operating lease originations.  Fee income for the second quarter 2003 increased to $668,000 compared to $43,000 in the year-earlier quarter.  The increase primarily reflects a large engagement to provide advisory services.  The Company completed $42.6 million in originations during the second quarter 2003, compared with $20.4 million in the second quarter 2002.  Originations in the second quarter 2003 included $23.0 million sourced through a single customer, including a $20.8 million note syndicated by the Company, of which $1.0 million was retained by the Company for its portfolio.

Revenues from equipment sales and sales-type leases decreased to $1.6 million for the second quarter of 2003, compared to $4.1 million for the year-earlier quarter, due primarily to lower sales of equipment coming off lease and lower revenues from sales-type leases.  Interest expense increased by $613,000 to $2.4 million for the second quarter of 2003, compared to $1.8 million for the year-earlier period, as a result of higher debt levels which financed growth in the portfolio and a higher weighted average cost of funds in the second quarter of 2003.

Casino operations resulted in a pre-tax loss, before depreciation, of $105,000 in the second quarter 2003, compared to a pre-tax loss of $197,000 in the second quarter 2002.  The reduced loss reflects efforts to reduce costs in light of the continued weakness of the Reno, Nevada gaming market as well as strong competition from Native American casinos operating in Northern California.

For the six month period ended June 30, 2003, the Company reported net income of  $443,000, or $0.12 per diluted share, compared with a net loss of $2.4 million, or $(0.63) per diluted share, for the six months ended June 30, 2002.  The prior year period included a loss from discontinued operations of $1.9 million, or $(0.50) per diluted share.  Revenues from continuing operations were $19.3 million in the first six months of 2003 compared with $18.2 million in the same period last year.  The higher level of revenues in 2003 is primarily the result of significantly higher operating lease rental revenue in the current year, partially offset by lower revenues from equipment sales and sales-type leases.  The Company completed $74.1 million in originations in the first six months of 2003, compared with $29.9 million in the same period of 2002.

Interest expense increased by $951,000 to $4.6 million for the six months ended June 30,  2003, compared to $3.7 million for the year-earlier period, as a result of higher debt levels and a higher weighted average cost of funds in the first six months of 2003.

Casino operations resulted in a pre-tax loss, before depreciation, of $253,000 in the six months ended June 30, 2003, compared to a pre-tax loss of $564,000 in the first six months of 2002.  Casino costs in the year-earlier period included one-time pre-opening expenses of $238,000.

PDS Gaming Corporation provides customized finance and leasing solutions to the casino industry in the United States.  The Company also operates Rocky’s Casino & Sports Bar in Reno, Nevada.  PDS Gaming Corporation is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol “PDSG”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors to complete currently anticipated finance and lease transactions, worse than expected results from casino operations, changes in regulation of the gaming industry, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, changes in interest rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming Corporation, at (702) 736-0700

(Financial Highlights Follow)

PDS GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

THREE MONTHS ENDED JUNE 30,

(Unaudited)

	2003	2002
REVENUES:
Equipment sales and sales-type leases	$1,594,000	$4,089,000
Operating lease rentals	6,137,000	3,059,000
Finance income	1,216,000	1,097,000
Fee income	668,000	43,000
Casino	226,000	495,000
	9,841,000	8,783,000
COSTS AND EXPENSES:
Equipment sales and sales-type leases	1,322,000	3,246,000
Depreciation on leased equipment	4,390,000	2,000,000
Interest	2,405,000	1,792,000
Casino	331,000	692,000
Selling, general and administrative	896,000	873,000
Depreciation and amortization on other property	187,000	198,000
Collection and asset impairment provisions	25,000	31,000
	9,556,000	8,832,000
Income (loss) before income taxes (benefit)	285,000	(49,000)
Income taxes (benefit)	103,000	(20,000)
Income (loss) from continuing operations	182,000	(29,000)
Discontinued operations		(484,000)
Net income (loss)	$182,000	$(513,000)

Earnings (loss) per share:
Continuing operations — basic and diluted	$0.05	$(0.01)
Discontinued operations — basic and diluted		(0.13)
Net income (loss) — basic and diluted	0.05	(0.14)

Weighted average shares outstanding:
Basic	3,804,000	3,797,000
Diluted	3,805,000	3,797,000

PDS GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

SIX MONTHS ENDED JUNE 30,

(Unaudited)

	2003	2002
REVENUES:
Equipment sales and sales-type leases	$3,499,000	$9,042,000
Operating lease rentals	11,542,000	5,570,000
Finance income	2,202,000	2,385,000
Fee income	1,643,000	383,000
Casino	389,000	836,000
	19,275,000	18,216,000
COSTS AND EXPENSES:
Equipment sales and sales-type leases	2,843,000	7,454,000
Depreciation on leased equipment	8,165,000	3,673,000
Interest	4,637,000	3,686,000
Casino	642,000	1,400,000
Selling, general and administrative	1,862,000	2,423,000
Depreciation and amortization on other property	379,000	400,000
Collection and asset impairment provisions	55,000	59,000
	18,583,000	19,095,000
Income (loss) before income taxes (benefit)	692,000	(879,000)
Income taxes (benefit)	249,000	(369,000)
Income (loss) from continuing operations	443,000	(510,000)
Discontinued operations		(1,876,000)
Net income (loss)	$443,000	$(2,386,000)

Earnings (loss) per share:
Continuing operations — basic and diluted	$0.12	$(0.13)
Discontinued operations — basic and diluted		(0.50)
Net income (loss) — basic and diluted	0.12	(0.63)

Weighted average shares outstanding:
Basic	3,803,000	3,790,000
Diluted	3,804,000	3,790,000

PDS GAMING CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	June 30, 2003	December 31, 2002

Cash and restricted cash	$3,597,000	$1,492,000
Notes receivable, net	7,063,000	5,592,000
Equipment under operating leases, net	60,390,000	42,487,000
Direct financing leases, net	33,310,000	26,505,000
Equipment held for sale or lease, net	2,670,000	3,350,000

Notes payable:
Recourse	39,073,000	34,439,000
Non-recourse	39,105,000	25,538,000
Subordinated debt	8,554,000	9,054,000

Shareholders’ equity	8,597,000	8,150,000